FUNDSTECH CORP COMPLETES $830,000 PRIVATE PLACEMENT WITH ACCREDITED INVESTORS

Ponte Vedra Beach, FL May 15,2007 /PRNewswire-FirstCall/

FundsTech Corp. (NASDAQ OTC-BB (FNDS) a financial services company announced today that from December 22, 2006 to May 11, 2007 it has completed private placement transactions of its common stock with a group of accredited investors for a total of $830,000.

The terms of the private placement provided for the sale of 830,000 units at a price of $1.00 per unit. Each unit consists of one common share and one half of a warrant with each full warrant granting the investor the right to purchase one additional common share at $1.25 per share. FundsTech Corp. (the “Company”) has an effective registration statement, filed with the SEC, that covers the resale of 605,000 of the common shares issued or issuable pursuant to the sale of the units. The remainder of common shares issued or issuable pursuant to the sale of the units in these private placements are restricted and, unless registered or subject to an exemption from registration under the Securities Act of 1933, may be sold only in accordance with Rule 144 of the Securities Act of 1933. Proceeds from this financing will be used for general working capital and allow the Company to proceed with the execution of its growth strategy.

Michael Dodak, Chairman and CEO of FundsTech Corp, stated, “We are very excited to have secured the capital necessary for the initial phase of the company’s drive in our chosen overseas markets including Europe and Africa. We believe the decision by these investors to take a stake in our Company represents a validation of our business model.”

About FundsTech Corp

FundsTech Corp, develops and markets two core product lines for the financial services industry. It provides a low cost, state of the art prepaid debit cards for the unbanked population worldwide. It also provides software solutions to Financial Institutions and strategic partners in the secure I.T. network management space.

For more information, visit www.fundstechcorp.com

Matters discussed in this press release contain forward looking statements as defined under the Private Securities Litigation Reform Act of 1995.

Investors are cautioned that such forward looking statements involve risk and uncertainties, which could significantly impact the actual results,

performance or achievements of the Company. Such risks and uncertainties include, but are not limited to the statement that the funds raised will allow the Company to proceed with the execution of its growth strategy and other risks as may be detailed from time to time in the

Company's periodic reports filed with the Securities & Exchange Commission.

On behalf of the Board of Directors,

/s/ David Fann

David Fann, President.

FundsTech Corp.

For more information, please contact our President at:

904-273-2794

dfann@fundstech.com

www.fundstechcorp.com